Exhibit 10.4

CONFIDENTIAL EMPLOYMENT SEPARATION
AND GENERAL RELEASE AGREEMENT

This Confidential Employment Separation and General Release Agreement (“Agreement”) is between Michael A. Vitelli for himself and his heirs, executors, administrators and assigns (hereinafter “Executive”), and Best Buy Co., Inc. and Best Buy Enterprise Services, Inc., as well as their direct and indirect subsidiaries and related entities and affiliates, foreign and domestic, whether or not controlled by Best Buy Co., Inc. (hereinafter collectively “Best Buy”).

WHEREAS, Executive's employment with Best Buy will terminate on February 3, 2013, unless Executive and Best Buy mutually agree on a different termination date (“Separation Date”); and

WHEREAS, through this Agreement, Best Buy will provide Executive with consideration, for which Executive agrees to undertake the obligations described in this Agreement;

IT IS HEREBY AGREED by and between Executive and Best Buy, as follows:

1.Executive acknowledges that, as of his Separation Date, his employment relationship with Best Buy, including any and all officer and director positions with Best Buy, will end on the Separation Date. Executive agrees to continue to perform his normal duties through his Separation Date, or such other duties as Best Buy's Chief Executive Officer may reasonably assign consistent with Executive's employment transition. Best Buy will continue Executive's employment, including his base salary and other usual and customary benefits and perquisites available to senior management generally, up through his Separation Date. Executive acknowledges and agrees that he will not be entitled to any compensation or other benefits under this Agreement if he voluntarily terminates his employment before his Separation Date, as defined above, unless mutually agreed between Executive and Best Buy. As a condition to the payments and other consideration set for the herein, on his Separation date, Executive agrees to execute the Release of Claims (“Release”) attached hereto as Exhibit A.

2.Best Buy, for and in consideration of the undertakings of Executive as set forth herein, and intending to be legally bound, agrees to:

a.
Pay Executive a lump sum payment totaling $1,450,000, consisting of (i) 24 months of base salary ($1,400,000) and (ii) $50,000 as additional consideration. This payment will be less employment tax withholdings, and will be made within 30 days after Executive's Separation Date, as long as Executive has not exercised his right of revocation in the time permitted hereunder. If Executive violates any provision of this Agreement, including the provisions in paragraphs 9 through 12, the entire lump sum payment will be subject to recovery by Best Buy, and any unexercised stock options will be subject to cancelation by Best Buy.

b.
Best Buy will pay, for 18 months following his Separation Date, the full premium amount due for COBRA continuation coverage for group medical, dental and vision under the Best Buy Health and Welfare Wrap Plan, or any successor Best Buy plans, if he is participating in the these programs as of his Separation Date, and at the coverage level and coverage option in place at the time of his Separation Date. To be eligible for this Company-paid COBRA coverage, Executive must timely elect COBRA continuation coverage.

As required by applicable tax law, Best Buy will report as taxable income to Executive (on IRS Form W-2) the value of the Company-paid COBRA coverage that is in excess of 6 months for the calendar year(s) in which Executive receives this coverage. Best Buy will also, on Executive's behalf, remit to relevant tax authorities withholding taxes relating to the COBRA subsidy (including withholding taxes on the remittance itself). For purposes of determining the aggregate amount remitted on Executive's behalf, Best Buy will treat the subsidy as supplemental wage income and withhold at the minimum required rate for all applicable federal, state and local income and employment taxes. If Executive's actual tax liability is higher than the remittance, any additional tax liability relating to the COBRA subsidy will be his responsibility.

Executive will also be permitted to continue coverage following the COBRA period for an additional period of six (6) months by paying the applicable premiums himself, consistent with the terms of the applicable plan.

c.
Best Buy will pay for 18 months following his Separation Date the full premium amount to maintain Executive's Life and Disability Insurance at the coverage level and including all options, in place at the time of his Separation Date.

d.	Provide Executive with vesting and exercise of stock options and restricted stock grants as follows:

i.	As of his Separation Date, Executive will become vested in all of his unvested Continuity Award restricted shares awarded under the Continuity Award Agreement dated June 21, 2012.

ii.
As of his Separation Date, Executive will become vested in two-thirds of the restricted shares awarded to him under the Retention Award Agreement dated April 6, 2011. The remaining one-third of such shares will not vest.

iii.	Executive will receive the benefit, subject to all appropriate award agreements and this Agreement, to any other restricted shares or stock options that vest on or prior to the Separation Date.

iv.
No other options or shares will vest as a result of Executive's employment separation. Options that are vested as of Executive's Separation Date will be exercisable for 60 days following Executive's separation, in accordance with the governing option agreements and plan documents.

v.
Best Buy admits and acknowledges that Executive's termination of employment as of the Separation Date does not constitute a voluntary termination as provided in Paragraph II of the Continuity Award Agreement, Terms of Cash Award.

e.
Best Buy will pay to Executive his vacation, if any, that is accrued but unused as of his Separation Date and permit withdrawals in accordance with the Best Buy plan documents of any 401(k) or Executive Deferred Compensation or other vested benefits. Executive will also be reimbursed for any reasonable and usual business expenses incurred up to the Separation Date.

f.
Executive will also be eligible for a Short-Term Incentive award, in accordance with the terms and conditions of the applicable Plan for Best Buy's Fiscal Year 2013. Executive acknowledges that any such award is not guaranteed.

g.	In the event a change of control transaction for Best Buy is consummated by the separation date, Executive shall receive any additional benefits afforded similarly situated Executives.

3.Except as set forth herein, it is expressly agreed and understood that Best Buy will not have any obligation to provide Executive at any time in the future with any payments, benefits or considerations other than those recited in Paragraph 2 above, other than any benefits to which Executive may be entitled under the terms of Best Buy's benefit plans. Notwithstanding the preceding sentence, Executive acknowledges and agrees that in return for the consideration herein and as set forth in Paragraph 1, above, he has released any claim to benefits he may have under the Best Buy Severance Plan and that the payments and considerations provided in Paragraph 2 above govern Best Buy's obligations to Executive.

4.Best Buy agrees to indemnify Executive for acts prior to the Separation Date to the extent afforded to Best Buy's senior executives now and in the future in accordance with existing law, Best Buy's articles, by-laws and policies and any coverage and legal defense under any applicable general liability and officers liability policies maintained by Best Buy which obligation will survive Executive's Separation date.

5.Executive acknowledges that he is unaware of any facts that may constitute a violation by him of Best Buy's Code of Conduct or any legal obligations.

6.Executive acknowledges and agrees that the terms and conditions of any performance stock award, restricted stock award and/or stock option award to which he and Best Buy are parties, including any provisions therein regarding confidentiality, noncompetition and nonsolicitation, remain in full force and effect unless otherwise amended herein, in which case the terms and conditions of this Agreement shall prevail.

7.Executive acknowledges that this Agreement by Best Buy, described herein, is not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Best Buy, and that this Agreement is made voluntarily to provide an amicable conclusion of his employment relationship with Best Buy.

8.Executive covenants that as of the Separation Date, he will return all items of property and documents in his possession belonging to Best Buy except his mobile telephone which may be retained consistent with Company policies.

9.Executive covenants that he has not communicated or disclosed, and he shall not hereafter communicate or disclose, the terms of this Agreement to any persons with the exception of members of his immediate family, his attorney, and his accountant or tax advisor, each of whom shall be informed of this confidentiality obligation and shall be bound by its terms, or any taxing authority.

10.Executive agrees that he shall not take any action that is adverse to Best Buy's business interests or make any critical or negative statement, either written or verbal, about the Releasees, including but not limited to critical or negative comments about Best Buy, its officers, directors, managers, employees, or its operations, procedures, activities, services, policies and practices. Nothing in this Paragraph precludes Executive from testifying truthfully, subject to the limitations in Paragraph 17. Best Buy's Executive Officers and Directors agree that they shall not take any action that is adverse to the Executive or make any public critical or negative statement, either written or verbal about Executive, including but not limited to comments about Executive's performance of his duties for Best Buy.

11.Executive agrees that he shall not communicate or disclose to the press any information concerning Best Buy, its business, human resources or employee relations practices, and/or his tenure with the organization except Executive may discuss his duties in general in connection with any prospective employer if specifically asked during pursuit of an employment opportunity.

12.By signing this Agreement, Executive agrees to the restrictions and agreements contained in this Paragraph 12 (the “Restrictive Covenants”).

a.
Competitive Activity. For one year following Executive's Separation Date, he shall not engage in any Competitive Activity. Because Best Buy's business competes on a global basis, Executive's obligations hereunder shall apply anywhere in the world.

“Competitive Activity” will mean any activities that materially compete with the business conducted by Best Buy or its subsidiaries at or prior to the date of the termination of Executive's employment, all as described in Best Buy's periodic reports filed pursuant to the Securities Exchange Act of 1934 (e.g., Best Buy's Annual Report on Form 10-K) or other comparable publicly disseminated information. Specifically, while not limited to the following, Executive agrees that he will not, directly or indirectly:

i.
own or hold, directly or beneficially, as a shareholder (other than as a shareholder with less than 1% of the outstanding common stock of a publicly traded corporation), option holder, warrant holder, partner, member or other equity or security owner or holder any company or business that derives more than 25% of its revenue from the Restricted Activities (as defined below), or any company or business controlling, controlled by or under common control with any company or business directly engaged in such Restricted Activities or

ii.
engage or participate as an employee, director, officer, manager, executive, partner, independent contractor, board member, consultant or technical or business advisor with any business or enterprise which materially competes with Best Buy in the Restricted Activities or assist or participate in any way in the former Chairman's LBO activities.

For purposes of this Agreement, the term "Restricted Activities" means the retail, wholesale or commercial sale of consumer electronic products and/or services including vendors who offer their products directly to the consumer, wholesale clubs, home-improvement superstores and web-based alternatives.

b.	Non-Solicitation. For one year following Executive's Separation Date, he shall not:

i.	induce or attempt to induce any employee of Best Buy to leave the employ of Best Buy, or in any way interfere adversely with the relationship between any such employee and Best Buy;

ii.	induce or attempt to induce any employee of Best Buy to work for, render services to, provide advice to, or supply confidential information to, any third person, firm, or corporation;

iii.	employ, or otherwise pay for services rendered by, any employee of Best Buy in any competitive business enterprise with which Executive may be associated, connected or affiliated;

iv.
induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of Best Buy to cease doing business with Best Buy, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and Best Buy; or

v.
assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Paragraph 12 if such activity were carried out by Executive. In particular, Executive will not, directly or indirectly, induce any employee of Best Buy to carry out any such activity.

As set forth in Paragraph 6 above, the terms and conditions of this Paragraph 12 control, govern and supersede all other terms and provisions relating to Competitive Activity or Non-Solicitation or any related terms set forth in previous agreements including but not limited to the Continuity Award Agreement dated June 21, 2012 and the Retention Award Agreement dated April 6, 2011. In the event this Agreement and any of the above agreements conflict on any term or condition then the terms and conditions of this agreement shall prevail.

13.Executive agrees:

a.
That he shall not disclose to any party any CONFIDENTIAL or TOP SECRET information as those terms are defined by the Best Buy Confidentiality Policy, nor shall he use any such information, directly or indirectly, for the benefit of himself or any third party.

b.
To abide by any previous agreements to assign to Best Buy, all of his right, title, and interest in any inventions, works of authorship, designs, ideas, trademarks, or trade secrets, whether or not patentable or registrable, that he created, conceived, or reduced to practice, during his employment with, and within the scope of his duties as an employee of Best Buy, its subsidiaries and affiliates (Collectively referred to as “Best Buy Companies Intellectual Property”). Furthermore, he hereby assigns to Best Buy all of his right, title, and interest in Best Buy Companies Intellectual Property. Any invention, discovery, innovation or improvement that he can show was developed entirely on his own time and without the use of any of Best Buy's equipment, supplies, facilities, or CONFIDENTIAL or TOP SECRET information and: (1) does not relate to the business of Best Buy or its actual or anticipated research or development; or (2) does not result from any work performed by him for Best Buy, shall not be part of the Best Buy Companies Intellectual Property. He agrees that he will, at any time upon request and without further consideration, execute additional documents and do additional acts as Best Buy may deem necessary or desirable to perfect its interest in the Best Buy Companies Intellectual Property.

14.Executive agrees that his obligations under this Agreement, including his obligations under Paragraphs 12 and 13, are reasonable in subject matter, scope, geography and time, and are reasonable and necessary for Best Buy to protect its legitimate business interests. Executive further agrees that these obligations shall not prevent him from pursuing or obtaining other employment or earning a living utilizing his skills, education, experience and knowledge of information that is not CONFIDENTIAL or TOP SECRET Information. In the event that any portion of Paragraphs 12 or 13 of this Agreement, including all of their subparts, shall be determined by any court of competent jurisdiction to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court in such action. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

15.Executive agrees that a breach of any of the provisions of Paragraphs 9 through 13 would cause material and irreparable harm to Best Buy that would be difficult or impossible to measure, and that damages or other legal remedies available to Best Buy for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches any of the provisions of Paragraphs 9 through 13, Best Buy shall be entitled, in addition to and without limitation upon all other remedies Best Buy may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Executive further agrees that the duration of the Restrictive Covenants shall be extended by the same amount of time that Executive is in breach of any Restrictive Covenant.

16.Executive agrees to refrain from voluntarily participating in, or assisting others in, any proceedings against Best Buy, except that this Agreement does not bar Executive from participating in or otherwise providing information to a governmental agency or from providing testimony, as required by subpoena, in a court of competent jurisdiction or by law.

17.Executive agrees to reasonably cooperate with Best Buy in the investigation, defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of Best Buy by any third party against Best Buy or by Best Buy against any third party and with respect to which Executive has personal knowledge. Executive also agrees that his reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being reasonably available to meet with Best Buy's counsel to prepare for discovery, any mediation, arbitration, trial, administrative hearing or other proceeding, and to act as a witness when requested by Best Buy at reasonable times and locations designated by Best Buy. Moreover, unless otherwise prohibited by law, Executive agrees to notify the General Counsel of Best Buy if he is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Such notice shall be in writing and sent by overnight mail within five business days of the time Executive receives the request for assistance, testimony or information. If Executive is not legally permitted to provide such notice, he agrees that he shall request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section. Best Buy agrees to reimburse Executive for his reasonable out of pocket costs in providing cooperation under this Section, including travel expenses, meals and lodging.

18.Executive hereby certifies that:

a.	he has read the terms of this Agreement;

b.	he is hereby advised by Best Buy to consult with an attorney of his own choice regarding this Agreement, and has had the opportunity to do so;

c.	he understands the terms and effects of this Agreement;

d.
through this Agreement, he has been offered copies of the Best Buy Severance Plan and Summary Plan Description, which he understands contains eligibility requirements and other information regarding the Best Buy Severance Plan and the severance benefits available under the Plan, which he agrees he is not entitled to by virtue of his separation from Best Buy;

e.
through this Agreement, he has been offered copies of any and all plan documents referred to in this Agreement, as well as any documents which he feels he otherwise wishes to review in advance of signing this Agreement;

f.	through this Agreement, he will receive substantial consideration for which he agrees to undertake the obligations set forth in this Agreement;

g.	he has the intention of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges as adequate and satisfactory to him; and

h.	neither Best Buy nor any of its agents, representatives or attorneys has made any representations to Executive concerning the terms or effects of this Agreement other than those contained herein.

19.This Agreement shall be governed by, and interpreted under, the laws of the State of Minnesota without giving effect to any conflict of laws provisions or canons of construction that construe agreements against the draftsperson. Further, the courts sitting in the State of Minnesota, United States of America shall be the exclusive venues for resolution of any dispute arising hereunder.

20.The parties affirm that the terms stated herein are the only consideration for signing this Agreement, and that no other representations, promises, or agreements of any kind have been made to them by any person or entity whatsoever to cause them to sign this Agreement.

21.This Agreement is intended to satisfy the requirements of Section 409A (a)(2), (3), and (4) of the Internal Revenue Code, including current and future guidance and regulations and the payments provided to Executive are intended to be exempt from, or if not exempt, comply with Section 409A. To the extent that any provision of this Agreement fails to satisfy those requirements, the provision shall automatically be modified in a manner that, in the good faith opinion of Best Buy, brings the provision into compliance with those requirements while preserving as closely as possible the original intent of the provision and this Agreement.  In particular, and without limiting the preceding, any payment under this Agreement that would otherwise be treated as deferred compensation under Section 409A of the code shall be delayed until the first day of the seventh month after the date of separation from service as determined under said Section 409A.

22.The parties agree that if any provision, or portion of a provision, of this Agreement is, for any reason, held to be unenforceable, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the invalid or unenforceable provision and will be interpreted so as to effect, as closely as possible, the intent of the parties hereto.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed the foregoing Agreement on the dates set forth below.

Dated: October 23, 2012	/s/ MICHAEL A. VITELLI
Michael A. Vitelli

Best Buy, as defined above
Dated: October 23, 2012	By: /s/ CAROL A. SURFACE
Name: Carol A. Surface
Title: Executive Vice President, Human Resources

EXHIBIT A
RELEASE

1.
In consideration for the amounts set forth in Paragraph 2 of the Agreement between Executive and Best Buy dated as of October __, 2012 (“Agreement”), Executive fully and forever waives, releases, acquits and discharges Best Buy, as well as any and all of its past, current and future parent, subsidiary and affiliated companies, predecessors and successors thereto, as well as their respective officers, directors, agents, employees, affiliates, representatives, shareholders, assigns, and other affiliated or related persons or entities, and all benefit plans sponsored by them or their insurers, successors, and assigns (“Releasees”), from any and all legally waiveable claims, actions, charges, complaints, grievances and causes of action of whatever nature, whether now known or unknown, that exist or may in the future exist arising from or relating to events, acts or omissions from the beginning of time until the date he signs this Agreement, including but not limited to the following:

a.
Claims related to his recruitment and hiring by Best Buy, his employment with Best Buy, the terms and conditions of his employment and/or the termination of his employment, including but not limited to, claims for bonuses or other pay, claims of tort, breach of contract, breach of the covenant of good faith and fair dealing, wrongful termination, discrimination, harassment, retaliation, violation of public policy, fraud, intentional or negligent misrepresentation, defamation, personal injury, or infliction of emotional distress;

b.	Any statutory, civil, administrative, or common law claims, whether known or unknown, fixed or contingent,;

c.	Any claim for benefits under the Best Buy Severance Plan and Summary Plan Description; and

d.	Any claims arising from rights under federal, state, or local laws and regulations, including but not limited to claims brought under:

i.	Title VII of the Civil Rights Act of 1964,

ii.	Sections 1981 through 1988 of Title 42 of the United States Code,

iii.	The Age Discrimination in Employment Act,

iv.	The Older Workers Benefit Protection Act,

v.	The Employee Retirement Income Security Act of 1971,

vi.	The Equal Pay Act of 1963,

vii.	The Americans with Disabilities Act of 1990,

viii.	The ADA Amendments Act of 2008,

ix.	The Family and Medical Leave Act,

x.	The False Claims Act, and

xi.	Any state or local anti-discrimination statute, ordinance or other law.

2.
Executive agrees and represents that it is within his contemplation that he may have claims against the Releasees of which, as of the date he signs this Agreement, he has no knowledge or suspicion, but he agrees and acknowledges that this Agreement extends to all claims in any way based upon, connected with or related to his employment with Best Buy, whether or not known, claimed or suspected by him.

3.
However, nothing in this Release is intended to waive or release any rights the Executive has or may have with respect to any compensation or benefits earned and accrued prior to his Separation Date in accordance with the terms of such plans and programs, rights Executive has or may have under existing law, to have Best Buy defend and indemnify Executive as provided in Paragraph 4 of the Agreement, or Executive's right to seek enforcement of this Agreement.

4.
Executive acknowledges that he has the right to take 21 days after his Separation Date to consider this Release prior to entering into it. He further acknowledges that he has the right to revoke this Release within 15 days of its execution by giving written notice of such revocation by hand delivery or fax within said 15-day period to Best Buy (Attention: Charlie Montreuil, 7601 Penn Ave. South, Richfield, Minnesota 55423-3645), and that if he does exercise this right, the Agreement of which this Release is a part shall be null and void.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the undersigned has executed this Release on the date set forth below.

EXECUTIVE
Dated:__________________________	___________________________________
Michael A. Vitelli